PROSPECTUS SUPPLEMENT                        FILED PURSUANT TO RULE 424(b)(3)
(To Prospectus dated July 10, 1997)           Registration No. 333-30199


                            DATA GENERAL CORPORATION

                 $212,750,000 Principal Amount of 6% Convertible
                           Subordinated Notes due 2004
                   (Interest  payable May 15 and November 15)

                         8,122,089 Shares of Common Stock



       This document  supplements the Prospectus dated July 10, 1997 relating to
(i) $212,750,000 aggregate principal amount of 6% Convertible Subordinated Notes due 2004 (the " of Data General Corporation, a Delaware corporation (the "Company"), and (ii) 8,122,089 shares of common stock, par value $.01 per share, (the "Common Stock") of the Company which are initially issuable upon conversion of the Notes plus such additional indeterminate number of shares of Common Stock as may become issuable upon conversion of the Notes as a result of adjustments to the conversion price (the "Shares"). The Notes and the Shares are being offered for the account of the holders thereof. The Notes were initially acquired from the Company by Morgan Stanley & Co. Incorporated and Dillon, Read & Co., Inc in May 1997 in connection with a private offering. This Prospectus Supplement is incorporated by reference into the Prospectus, and all terms used herein shall have the meaning assigned to them in the Prospectus. On October 20, 1997 the last sale price the Common Stock of the Company on the New York Stock Exchange was $25 1/8. The Common Stock of the Company is traded under the symbol "DGN."


         Selling Securityholder: Paloma Securities L.L.C.
                                 Two American Lane
                                 Greenwich, CT 06836-2571

         Securities Being Sold:  $1,500,000.00  aggregate principal amount of 6% Convertible Subordinated Notes due 2004

         As of October 20, 1997, and prior to giving effect to the sale of the Notes being offered by the Selling Securityholder hereby, the Selling Securityholder beneficially owned $1,500,000.00 aggregate principal amount of Notes, representing less than 1% of the Notes outstanding s of such date. As of such date, the Selling Securityholder owned the following shares of Common Stock of the Company, other than the shares of Common Stock into which the Notes beneficially owned by the Selling Securityholder are convertible:

      43,100 shares of Common Stock


SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THE ACCOMPANYING PROSPECTUS FOR A DESCRIPTION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.



     THESE  SECURITIES  HAVE  NOT  BEEN APPROVED  OR  DISAPPROVED  BY
         THE SECURITIES AND  EXCHANGE  COMMISSION  OF ANY STATE
       SECURITIES  COMMISSION NOR HAS THE  SECURITIES  AND EXCHANGE
      COMMISSION OR ANY STATE  SECURITIES  COMMISSION  PASSED  UPON
          THE  ACCURACY  OR  ADEQUACY OF THIS PROSPECTUS.  ANY
                  REPRESENTATION  TO THE CONTRARY
                       IS A CRIMINAL  OFFENSE.


             The date of this Prospectus Supplement is
                         October 21, 1997.